                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                FISCAL YEAR ENDED                               13 WEEKS ENDED
                                        ------------------------------------------------------------------   --------------------
                                        JANUARY 3,   JANUARY 2,   JANUARY 1,   DECEMBER 30,   DECEMBER 29,   APRIL 1,   MARCH 31,
                                              1998         1999         2000           2000           2001       2001        2002
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
Fixed charges:
  Interest expense....................   $  28,165    $  27,824    $  28,060     $   32,401     $   32,324   $  7,448    $  6,694
  Portion of rental expense
    representing interest.............         574          994          896          1,131            942        235         235
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        Total fixed charges...........   $  28,739    $  28,818    $  28,956     $   33,532     $   33,266   $  7,683    $  6,929
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Earnings:
  Income from continuing operations
    before income taxes...............   $  88,352    $ (10,265)   $  20,330     $   33,077     $  (86,593)  $  3,611    $  4,185
  Fixed charges.......................      29,329       28,818       28,956         33,532         33,266      7,683       6,929
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        Total earnings available to
          cover fixed charges.........   $ 117,681    $  18,553    $  49,286     $   66,609     $  (53,327)  $ 11,294    $ 11,114
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Ratio of earnings to fixed charges
  (a).................................         4.1x           -          1.7x           2.0x             -        1.5x        1.6x
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

(a) Earnings consist of income (loss) before income tax plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest) on debt and amortization of deferred debt issuance costs, and the portion of rental expense that is representative of the interest component. Earnings were insufficient to cover fixed charges by approximately $10.3 million in 1998 and $86.6 million in 2001.

                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

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                                                              FISCAL YEAR ENDED    13 WEEKS ENDED
                                                              -----------------    --------------
                                                                   DECEMBER 29,         MARCH 31,
                                                                           2001              2002
-------------------------------------------------------------------------------------------------
Total fixed charges:........................................      $ 33,266            $ 6,929
  Add: proforma interest expense on $250 million notes and
     new credit facility....................................        36,095             10,755
  Less: Historical interest expense.........................       (32,324)            (6,694)
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  Proforma fixed charges....................................      $ 37,037            $10,990
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Earnings:
  Total earnings available to cover fixed charges...........      $(53,327)           $11,114
  Less: Net effect on interest expense from proforma
     adjustments above......................................        (3,771)            (4,061)
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  Proforma earnings.........................................      $(57,098)           $ 7,053
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Proforma ratio of earnings to fixed charges (b).............             -                  -
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

(b) On a proforma basis (assuming we had completed our April 2002 refinancing transactions as of the beginning of fiscal year 2001), earnings would have been insufficient to cover fixed charges by approximately $94.1 million for the year ended December 29, 2001 and $3.9 million for the period ended March 31, 2002.

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